Exhibit 5.1

Endurance Specialty Holdings Ltd.

Waterloo House

100 Pitts Bay Road

Pembroke HM 08, Bermuda

Attention: John V. Del Col

3 August 2015	Our Ref: 7214-005

Dear Sirs/Madams,

Endurance Specialty Holdings Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) on 3 August 2015 of an amendment on Form S-8 to the registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933 of the United States (the “Securities Act”) in relation to the registration of up to 842,755 of the Company’s ordinary shares of par value US$1.00 per share (each a “Share” and collectively the “Shares”) to be issued in exchange for all the common shares of par value 1/6 cent per share of Montpelier Re Holdings Ltd. (“Montpelier”) underlying the Montpelier Re Holdings Ltd. 2012 Long-Term Incentive Plan and the Montpelier Re Holdings Ltd. 2007 Long-Term Incentive Plan, in each case, being assumed by the Company pursuant to an Agreement and Plan of Merger dated 31 March 2015 (“Merger Agreement”).

For the purposes of this opinion we have examined and relied upon copies of the Registration Statement and the Merger Agreement and made such enquires as to questions of Bermuda law as we have deemed necessary in order to give the opinions below.

We have also examined and relied upon:

(a)	certified copies of the certificate of incorporation, memorandum of association and the bye-laws of the Company adopted on 8 May 2013 (the “Constitutional Documents”);

(b)	a certified copy of an extract of the minutes of the resolutions of the board of directors of the Company held on 18 March 2015 (the “Resolutions”);

(c)	entries and filings shown in respect of the Company on the files of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 29 July 2015 (the “Company Search”);

(d)	the entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 29 July 2015 in respect of the Company (the “Litigation Search”); and

(e)	a certificate of compliance dated 29 July 2015 issued by the Registrar of Companies in respect of the Company (the “Certificate of Compliance”).

(collectively and together with the Registration Statement and the Merger Agreement, the “Documents”).

We have assumed for the purposes of this opinion:

(i)	the authenticity, accuracy and completeness of all Documents examined by us, submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(ii)	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(iii)	the genuineness of all signatures on the Documents;

(iv)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(v)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(vi)	the correct procedure was carried out in respect of the Resolutions and the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all Directors of the Company as resolutions of the Board of Directors of the Company and that there is no matter affecting the authority of the Directors of the Company to effect the filing by the Company of the Registration Statement, not disclosed by the Constitutional Documents or by Bermuda law or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein; and

(vii)	there is no provision of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed in this opinion letter.

Based upon and subject to the foregoing, and further subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

2.	When issued pursuant to the Resolutions and delivered against payment therefor in the circumstances referred to or summarised in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable ordinary shares in the capital of the Company.

The opinions expressed above are subject to the following reservations:

(a)	searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the

Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal: (i) details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book; (ii) details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded; (iii) whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded; (iv) whether any arbitration or administrative proceedings are pending; or whether any proceedings are threatened, or whether any arbitrator has been appointed; or (v) whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981, as amended;

(b)	we have not enquired as to whether there has been any change since the date of the Company Search and Litigation Search;

(c)	the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies; and

(d)	any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of such shares, that no shareholder shall be bound by an alteration to the Constitutional Documents after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

This opinion is addressed to the Company in connection with the filing by the Company of the Registration Statement with the SEC.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully,

/s/ ASW Law Limited

ASW Law Limited